Exhibit 99.1

ReposiTrak Delivers First Fiscal Quarter Revenue of $5.4 Million

and Earnings Per Share of $0.09

Traceability Onboarding Continues to Accelerate as Industry Recalls Drive Supplier Urgency

Salt Lake City, UT – November 14, 2024 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the first fiscal quarter (“FQ1 2025”) ended September 30, 2024.

First Fiscal Quarter Financial Highlights:

●	First quarter total revenue increased 8% to $5.4 million from $5.1 million.
●	Recurring revenue increased 6%, reflecting non-recurring initial set-up fees for the rapidly increasing number of traceability customers onboarding to the system.
●	Quarterly operating expense increased 3% to $4.0 million from $3.9 million.
●	Quarterly operating income increased 23% to $1.5 million from $1.2 million last year.
●	Quarterly GAAP net income increased 21% to $1.7 million from $1.4 million last year.
●	Quarterly net income to common shareholders was $1.6 million, up 26% from $1.2 million last year.
●	Quarterly EPS of $0.09 compared to $0.07 in the prior year first fiscal quarter.
●	The Company finished the quarter with $25.8 million in cash and no bank debt.
●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “Traceability continues to exceed our expectations. The cadence of onboarding is accelerating, reaching a record level in the last month, driven by three significant catalysts. First, the recent spate of recalls due to deadly listeria, E. coli and other contaminations, is driving demands for improved food safety. Second, more and more major retailers, including the three largest in the U.S., are now requiring all food be traced, massively increasing the addressable market. And third, the FDA mandate deadline is rapidly approaching.”

“We are well-positioned to address the growing challenge of enabling the industry to meet the requirements,” continued Mr. Fields. “We continue to utilize automation to more efficiently collect the required data, but our commitment to our customers requires us to move at a measured pace to ensure accuracy. When fully onboarded, customers in-hand today are sufficient to increase our revenue by approximately 50%. We will continue to add to this pipeline as we approach the January, 2026 deadline.”

“We are confident that customers in-hand plus our pipeline will result in a doubling of our annual recurring revenue over the next three years,” concluded Mr. Fields. “This confidence is supported by our growing pipeline, the commitment from major retailers, including three of the largest food retailers in the United States, to expand traceability to the entire food supply chain.”

First Fiscal Quarter Financial Results (three months ended September 30, 2024, vs. three months ended September 30, 2023):

Total revenue was up 8% to $5.4 million as compared to $5.1 million in the prior-year first quarter. Total operating expense was $4.0 million, up 3% compared to $3.9 million last year. General and administrative expense increased by 1%. GAAP net income was $1.7 million compared to $1.4 million. Net income to common shareholders was $1.6 million, or $0.09 per basic and $0.08 per fully diluted share, compared to $1.2 million, or $0.07 per basic and fully diluted share.

Return of Capital:

In the first quarter of fiscal 2025, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. To date, the Company has redeemed 291,400 shares of preferred stock for a total of $3.1 million. The remaining amount of the preferred share redemption is $5.8 million. As previously announced, the Company anticipates redeeming all of its preferred shares issued and outstanding over the next three years. In addition, the Company has approximately $8 million remaining of the $21 million total common share buyback authorization.

On September 19, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.0165 per share ($0.066 per year), payable to shareholders of record on September 30, 2024, which was paid to shareholders of record on or about November 13, 2024. On September 30, 2024, the Board of Directors approved another 10% increase to ReposiTrak’ s quarterly dividend, to $0.01815 per quarter ($0.0726 per share annually) beginning with the dividend payable to shareholders of record on December 31, 2024. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $25.8 million in cash and cash equivalents at September 30, 2024, compared to $25.2 million at June 30, 2024. Given the Company’s liquidity, the Company chose not to renew its working line of credit. The Company carries no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.repositrak.com.

Participant Dial-In Numbers:

Date: Thursday, November 14, 2024

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13749798

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Thursday, November 14, 2024, 7:15 p.m. ET

Replay Expiry: Saturday, December 14, 2024, at 11:59 PM ET

Replay Pin Number: 13749798

About ReposiTrak:

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc.(“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	September 30,	June 30,
	2024	2024
Assets
Current Assets
Cash	$25,790,206	$25,153,862
Receivables, net of allowance for doubtful accounts of $215,480 and $227,573 at September 30, 2024 and June 30, 2024, respectively	3,297,932	3,678,627
Contract asset – unbilled current portion	671,763	181,680
Prepaid expense and other current assets	332,018	285,998
Total Current Assets	30,091,919	29,300,167

Property and equipment, net	675,721	513,277

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	2,218	2,609
Contract asset – unbilled long-term portion	-	108,052
Operating lease – right-of-use asset	234,729	250,306
Customer relationships	98,550	131,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	320,518	384,621
Total Other Assets	21,562,315	21,783,288

Total Assets	$52,329,955	$51,596,732

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$331,755	$265,086
Accrued liabilities	1,286,725	1,554,775
Contract liability – deferred revenue	2,585,019	2,441,234
Operating lease liability – current	65,452	64,076
Notes payable and financing leases – current	188,425	217,971
Total current liabilities	4,457,376	4,543,142

Long-term liabilities
Operating lease liability – less current portion	182,085	198,972
Notes payable and financing leases – less current portion	165,735	-
Total liabilities	4,805,196	4,742,114

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 546,377 and 616,470 shares issued and outstanding at September 30, 2024 and June 30, 2024, respectively	5,464	6,165
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,246,090 and 18,234,893 and issued and outstanding at September 30, 2024 and June 30, 2024, respectively	182,463	182,351
Additional paid-in capital	64,085,398	64,655,902
Accumulated other comprehensive loss	6,696	(27,390)
Accumulated deficit	(16,755,262)	(17,962,410)
Total stockholders’ equity	47,524,759	46,854,618
Total liabilities and stockholders’ equity	$52,329,955	$51,596,732

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended
	September 30,
	2024	2023

Revenue	$5,441,142	$5,060,112

Operating expense:
Cost of revenue and product support	859,219	766,334
Sales and marketing	1,529,100	1,505,501
General and administrative	1,292,551	1,279,323
Depreciation and amortization	280,211	308,945
Total operating expense	3,961,081	3,860,103

Income from operations	1,480,061	1,200,009

Other income (expense):
Interest income	349,533	258,161
Interest expense	(10,172)	(6,344)
Unrealized gain (loss) on short term investments	(4,267)	27,186
Income before income taxes	1,815,155	1,479,012

(Provision) for income taxes:	(150,000)	(100,464)
Net income	1,665,155	1,378,548

Dividends on preferred stock	(107,882)	(146,611)

Net income applicable to common shareholders	$1,557,273	$1,231,937

Weighted average shares, basic	18,244,000	18,225,000
Weighted average shares, diluted	19,102,000	18,839,000
Basic income per share	$0.09	$0.07
Diluted income per share	$0.08	$0.07
Comprehensive income:
Net income	$1,665,155	$1,378,548
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	34,086	-
Total comprehensive income	$1,699,241	$1,378,548

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net income	$1,665,155	$1,378,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	280,211	308,945
Amortization of operating right of use asset	15,577	14,829
Stock compensation expense	150,000	85,375
Bad debt expense	100,044	75,000
(Increase) decrease in:
Accounts receivables	(259,388)	(547,809)
Long-term receivables, prepaids and other assets	6,455	216,340
Increase (decrease) in:
Accounts payable	66,669	(116,499)
Operating lease liability	(15,511)	(57,164)
Accrued liabilities	(284,097)	(14,218)
Deferred revenue	143,785	177,423
Net cash provided by operating activities	1,868,900	1,520,770

Cash flows from investing activities:
Sale of marketable securities	34,086	-
Net cash provided by investing activities	34,086	-

Cash flows from financing activities:
Common Stock buyback/retirement	-	(1,322,082)
Redemption of Series B Preferred	(749,995)	-
Proceeds from employee stock plan	59,852	57,743
Dividends paid	(422,954)	(421,248)
Payments on notes payable and capital leases	(153,545)	(128,834)
Net cash used in financing activities	(1,266,642)	(1,814,421)

Net increase (decrease) in cash and cash equivalents	636,344	(293,651)

Cash and cash equivalents at beginning of period	25,153,862	23,990,879
Cash and cash equivalents at end of period	$25,790,206	$23,697,228

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$312,098	$221,661
Cash paid for interest	$2,005	$2,329
Cash paid for operating leases	$18,686	$18,141

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$69,985	$37,500
Dividends accrued on preferred stock	$107,882	$146,611
Right-of-use asset	$289,734	$-